Exhibit 99.1
Farmer Bros. Co. Reports Net Income for the First Quarter of Fiscal 2013

•	Net income improved $10.5 million

•	EBITDAE improved $7.4 million
TORRANCE, Calif.--(GLOBE NEWSWIRE)—Nov. 5, 2012--Farmer Bros. Co. (NASDAQ: FARM) reported a net income of $2.9 million, or $0.19 per common share, for its fiscal first quarter ended September 30, 2012, compared with a net loss of $7.6 million, or $0.50 per common share, for its prior year fiscal first quarter. Loss from operations was $1.5 million in the fiscal first quarter ended September 30, 2012 compared to $4.6 million in the fiscal first quarter of the prior year. EBITDAE for the first quarter of fiscal 2013 improved $7.4 million to $12.1 million from $4.7 million in the first quarter of the prior fiscal year.

Net sales for the first quarter of fiscal 2013 decreased $2.0 million, or 2%, to $119.2 million from $121.2 million in the first quarter of the prior fiscal year primarily due to a slight decline in sales of coffee products. Although coffee product sales unit volume increased, net sales dollars decreased slightly as a portion of our sales in the current fiscal quarter was to our national customers who buy our coffee products at prices that closely track the coffee prices in the commodity markets which decreased substantially in the current quarter compared to the same period last year.

“We are very pleased with the improvements we are making across all of our operations,” stated Mike Keown, CEO of Farmer Bros. Co. “We continue to focus on delivering against our core strategies. I remain confident that we have the capabilities and a talented organization to make continued improvements in our financial results.”

“The substantial improvements in our financial performance this quarter are the results of our executive team’s focus on increasing gross margins and controlling operating expenses,” said Jeff Wahba, CFO of Farmer Bros. Co.   “Going forward, we expect further improvements in our financial results from the anticipated lower coffee costs compared to the prior year and from our cost controls currently in place.”

Gross profit in the three months ended September 30, 2012 increased $4.9 million, or 12%, to $44.6 million, as compared to $39.7 million during the three months ended September 30, 2011 primarily due lower average cost of coffee purchased. Gross margin increased to 37% in the fiscal quarter ended September 30, 2012 from 33% in the comparable period in the prior fiscal year.

Operating expenses in the fiscal quarter ended September 30, 2012 increased $1.9 million, or 4%, to $46.2 million, or 39% of sales, from $44.3 million, or 37% of sales, in the first quarter of the prior fiscal year primarily due to higher payroll and related expenses resulting from our investments in additional sales and marketing personnel.

Total other income in the fiscal quarter ended September 30, 2012 was $4.8 million compared to total other expense of $2.6 million in the fiscal quarter ended September 30, 2011. Total other income in the fiscal quarter ended September 30, 2012 included $3.2 million in gain on sales of real estate and $0.8 million in recovery of an account previously deemed uncollectible. Additionally, total other income in fiscal quarter ended September 30, 2012 included $0.8 million in net derivative gains recorded compared to $2.6 million in net derivative losses recorded in the comparable period of the prior fiscal year.

Income tax expense in the three months ended September 30, 2012 was $0.4 million compared to $0.3 million in the three months ended September 30, 2011.

About Farmer Bros. Co.

Founded in 1912 and currently celebrating its milestone centennial, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. We are a direct distributor of coffee to restaurants, hotels, casinos, hospitals and other foodservice providers, and a provider of private brand coffee programs to Quick Service Restaurants, grocery retailers, national drugstore chains, restaurant chains, convenience stores, and independent coffee houses, nationwide. Our product lines include roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. National foodservice brands include The Artisan Collection by Farmer Brothers™, Farmer Brothers®, Superior®, Metropolitan®, Island Medley Iced Tea®, Farmer Brothers Spice Products™, Sierra Tea™ and Orchard Hills Estate™. Regional foodservice and retail brands include Cain's®, Ireland® and McGarvey®. For more information, visit: www.farmerbros.com.
Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with United States Generally Accepted Accounting Principles (GAAP), the Company uses certain non-GAAP financial measures, including “EBITDAE” in assessing its operating performance. The Company believes that this non-GAAP financial measure serves as an appropriate measure to be used in evaluating the performance of its business.

The Company defines EBITDAE as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, employee stock ownership plan (“ESOP”) and share-based compensation expense, non-cash impairment losses and pension withdrawal expense, if any, and net gains and losses from derivatives and investment portfolio. EBITDAE as defined by the Company may not be comparable to similarly titled measures reported by other companies. The Company does not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of EBITDAE to reported net income (loss):

	Three Months Ended September 30,
	2012	2011

Net income (loss), as reported (1)	$2,874	$(7,584)
Income tax expense	422	346
Interest expense	457	575
Depreciation and amortization expense	8,340	7,923
ESOP and share-based compensation expense	823	790
Net (gain) loss from derivatives and investments	(802)	2,621

EBITDAE (1)	$12,114	$4,671

____________
(1) Three months ended September 30, 2012 and 2011, respectively, include $3.2 million and $0 in gain on sale of real estate.

Forward-Looking Statements
Certain statements contained in this press release are not based on historical facts and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes, “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,
	2012	2011
Net sales	$119,153	$121,197
Cost of goods sold	74,532	81,512
Gross profit	44,621	39,685

Selling expenses	37,271	35,681
General and administrative expenses	8,893	8,634
Operating expenses	46,164	44,315
Loss from operations	(1,543)	(4,630)

Other income (expense):
Dividend income	259	359
Interest income	92	15
Interest expense	(457)	(575)
Other, net	4,945	(2,407)
Total other income (expense)	4,839	(2,608)

Income (loss) before taxes	3,296	(7,238)
Income tax expense	422	346
Net income (loss)	$2,874	$(7,584)

Net income (loss) per common share – basic and diluted	$0.19	$(0.50)
Weighted average common shares outstanding – basic and diluted	15,490,365	15,182,147
Cash dividends declared per common share	$—	$—

Source: Farmer Bros. Co.
Jeffrey Wahba (310) 787-5241